Exhibit 99.1

                  CATHERINE A. BERTINI JOINS TUPPERWARE BOARD

    ORLANDO, Fla., Feb. 18 /PRNewswire-FirstCall/ -- Tupperware Corporation (NYSE: TUP) announced today that Catherine A. Bertini has been elected to the Company's board of directors. Bertini, 54, is currently the Under-Secretary-General for Management at the United Nations.

    Bertini joined the United Nations in January 2003 as Under-Secretary-General for Management where she is responsible for administering the United Nations' human, financial and physical resources. She also served as the Executive Director with the World Food Program (WFP) of the United Nations from 1992 to 2002 in Rome, Italy.

    Ms. Bertini had many successes around the world including re-engineering the WFP operation resulting in creating the most efficient, cost-effective United Nations agency, operating in over 80 countries, with an annual budget of just under $2 billion and serving over 70 million people.

    Bertini's professional affiliations include serving as chair of the United Nations System Standing Committee on Nutrition and United Nations
International School Board of Trustees. Other member affiliations include the Trilateral Commission, Council on Foreign Relations, National Academy of Public Administration, and American Academy of Arts and Sciences.

    Tupperware Corporation, a $1.2 billion multinational company, is one of the world's leading direct sellers, supplying premium food storage, preparation and serving items to consumers in almost 100 countries through its Tupperware brand. In partnership with one million independent sales consultants worldwide, Tupperware reaches consumers through informative and entertaining home parties; retail access points in malls and other convenient venues; corporate and sales force Internet web sites; and television shopping. Additionally, premium beauty and skin care products are brought to customers through its BeautiControl brand in North America, Latin America and Asia Pacific. Consumers can access the brands' web sites at http://www.tupperware.com and http://www.beauticontrol.com .

SOURCE  Tupperware Corporation
    -0-                             02/18/2005
    /CONTACT: Jane Garrard of Tupperware Corporation, +1-407-826-4522/ /Web site: http://www.tupperware.com
                http://www.beauticontrol.com /